Exhibit 99.1

N E W S R E L E A S E

COMPANY CONTACT
Robert M. Mayer, CFO
(330) 723-5082

FOR IMMEDIATE RELEASE	World Headquarters 1090 Enterprise Drive Medina, OH 44256 Phone (330) 723-5082 Fax (330) 723-0694 www.corrpro.com

CORRPRO ANNOUNCES SALE OF CANADIAN COATINGS UNIT

Medina, Ohio, April 15, 2005—Corrpro Companies, Inc. (AMEX:CO), announced today that it has completed a transaction to sell CSI Coating Services, a division of its Corrpro Canada, Inc. subsidiary, in a private transaction for an undisclosed amount. The transaction is being effected as an asset sale to CSI Group, Inc. in a buyout led by local management.

“This transaction represents an attractive opportunity to realize value from an operation that was not core to our strategy for pursuing our strengths in the Canadian markets. Because of different market characteristics, we remain committed to our coatings operations outside of Canada,” stated Joseph P. Lahey, President and Chief Executive Officer of Corrpro. “We will use the net proceeds from the transaction to pay down debt under our financing arrangements.”

About Corrpro Companies: Corrpro, headquartered in Medina, Ohio, with over 30 offices worldwide, is the leading provider of corrosion control engineering services, systems and equipment to the infrastructure, environmental and energy markets around the world. Corrpro is the leading provider of cathodic protection systems and engineering services, as well as the leading supplier of corrosion protection services relating to coatings, pipeline integrity and reinforced concrete structures.

Except for historical information, the matters discussed in this press release are forward-looking statements relating to the business of the Company. The forward-looking statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forward-looking statements. The Company believes that the following factors, among others, could affect its future performance and cause its actual results to differ materially from those that are expressed or implied by forward-looking statements: the future performance of our coatings operations outside of Canada; the future performance of our non-coatings operations in Canada; fluctuations in foreign currency exchange rates; the Company’s mix of products and services; the timing of jobs; the availability and value of larger jobs; qualification requirements and termination provisions relating to government jobs; the impact of inclement weather on the Company’s operations; the impact of energy prices on the Company’s and its customers’ businesses; the impact of existing, new or changed regulatory initiatives; and the impact of changing global political and economic conditions. Further information concerning factors that may affect the Company’s business and performance are set forth in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of the information contained or referenced in this press release.